Exhibit 99(j)(2) (Item 27(j)(2)) - Transition Services Agreement

TRANSITION SERVICES AGREEMENT

by and between

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

and

VENERABLE INSURANCE AND ANNUITY COMPANY

Dated as of January 31, 2023

INDEX OF EXHIBITS

Exhibit A	Policy Conversion Services
Exhibit B	Conversion and Migration Work Product Plan
Exhibit C	Data Mapping Layout
Exhibit D	Certification and Sign Off
Exhibit E	Policy Control File
Exhibit F	Change Control
Exhibit G	Defect Resolution
Exhibit H	Governance
Exhibit I	Post Novation Services
Exhibit J	Excluded Services
Exhibit K	Service Coordinators
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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of January 31, 2023, is entered into by and between Equitable Financial Life Insurance Company, an insurance company domiciled in New York (“Provider”), and Venerable Insurance and Annuity Company, an insurance company domiciled in Iowa (“Recipient”).

RECITALS

WHEREAS, Provider and Recipient intend to enter into a certain Assumption Reinsurance Agreement (the “Assumption Reinsurance Agreement”), a form of which was filed with the DFS and IID on December 19, 2022, pursuant to which Recipient will assumption reinsure certain annuities ceded by Provider to Corporate Solutions Life Reinsurance Company, an affiliate of the Recipient, pursuant to the Coinsurance and Modified Coinsurance Agreement, effective June 1, 2021 (the “Coinsurance Agreement”) in accordance with the terms of the Assumption Reinsurance Agreement;

WHEREAS, in order to provide for a transition in the administration of the Novated Contracts by Recipient following the applicable Novation Date for such Novated Contracts, Provider will, for the period prior to the first Novation Date and for an interim period after the applicable Novation Dates and subject to the terms and conditions set forth herein, provide or cause to be provided certain services to and on behalf of Recipient and its Affiliates.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions, and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Any capitalized term used but not defined herein shall have the meaning set forth in the Assumption Reinsurance Agreement. The following terms shall have the respective meanings set forth below throughout this Agreement:

(a)  “Additional Service” has the meaning set forth in Section 2.1.

(b)  “Agreement” has the meaning set forth in the preamble.

(c)  “Assumption Reinsurance Agreement” has the meaning set forth in the preamble.

(d)  “At-Cost” means the Provider’s fully loaded costs incurred in connection with the provision of a Special Project without markup, which shall be calculated as the sum of (a) the percentage of time spent by full-time employees or independent contractors providing or supporting the Special Project multiplied by the FTE/IC Rate (“Internal Labor Cost”), and (b) the actual, reasonable and documented out-of-pocket expenses required to provide such Special Project.

(e)  “Balanced”: shall mean the reconciliation of values, dates or data otherwise agreed between Recipient and Provider that are shown to be equal from the Target Systems and the Donor Systems and to be applied to achieve Certification.

(f)  “Certification” has the meaning set forth in Section 2.7.

(g)  “Certification Date” is the date on which the Certification is delivered.

(h)  “Change” has the meaning set forth in Section 3.1(c).

(i)  “Change Control” has the meaning set forth in Exhibit F.

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(j)  “Change Control Request” has the meaning set forth in Exhibit F.

(k)  “Conversion and Migration Work Product Plan” shall mean the plan for the Policy Conversion and Migration described in Exhibit B to this Agreement. For the avoidance of doubt, all Transition Services are set forth on Exhibits A and I, and Exhibit B shall not be deemed to add or amend any obligations concerning the Transition Services.

(l)   “Defect”: shall mean a reported incident arising from the Migration that, whether found in the Recipient or Provider computer programs, infrastructure, processes, data or otherwise, prevents the impacted function from operating in the manner and design purpose intended.

(m)  “Early Termination Date” has the meaning set forth in Section 6.4(b).

(n)  “Excluded Services” as the meaning set forth in Exhibit J.

(o)  “Force Majeure Event” has the meaning set forth in Section 11.1.

(p)  “IP Claims” has the meaning set forth in Section 10.1.

(q)  “Level One Negotiations” has the meaning set forth in Section 3.4.

(r)  “Level Two Negotiations” has the meaning set forth in Section 3.4.

(s)   “Migration” means (i) the migration to Recipient’s or one of its Affiliates’ (or service providers’) environments or infrastructure prior to the applicable Novation Date of data and records related to the Novated Contracts following Separation thereof, and (ii) the migration from the performance of services with respect to the Novated Contracts by Provider, its Affiliates, Subcontractors, or any third Person service provider to Recipient, its Affiliates and Subcontractors.

(t)  “Personnel” means, with respect to any party, (i) the employees, officers and directors of such party or its Affiliates or (ii) agents, independent contractors and other third parties engaged by such party or its Affiliates.

(u)   “Policy Control File” means the files set forth on Exhibit E.

(v)   “Policy Conversion” shall mean the process of Separation and transferring of data from the Provider’s policy administration Systems (the “Donor Systems”) to the Recipient’s policy administration Systems (the “Target Systems”), into the electronic neutral files and performing the Policy Conversion Services. Recipient and Provider shall cooperate to complete the data mapping where: (i) Recipient shall describe the data required for conversion to the Target Systems and as set forth in Exhibit C, (ii) Provider will provide the representation of the data to be provided from the Donor Systems, (iii) Provider shall then extract the data from the Donor Systems, and (iv) Provider shall transfer the extracted data to Recipient in a form consistent with neutral files in a pipe delimited data file format.

(w)   “Policy Conversion Services” means the services related to the Policy Conversion and Migration as identified on Exhibit A, and any Additional Services, to be performed only prior to the applicable Novation Date for any individual Novation Subject Contract.

(x)  “Post-Novation Services” means the operational services that are necessary for the administration of the Novated Contracts as identified on Exhibit I, as may be amended or revised in writing by the Parties in accordance with Section 2.1. For the avoidance of doubt, for any individual Novation Subject Contract, Post-Novation Services shall only be required to be provided on or after the applicable Novation Date.

(y)  “Provider” has the meaning set forth in the preamble and/or its Affiliates providing the Transition Services.

(z)  “Provider Indemnified Party” has the meaning set forth in Section 10.2.

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(aa)	“Provider Indemnifying Party” has the meaning set forth in Section 10.1.

(bb) “Recipient” has the meaning set forth in the preamble.

(cc) “Recipient Indemnified Parties” has the meaning set forth in Section 10.1.

(dd) “Recipient Indemnifying Party” has the meaning set forth in Section 10.2.

(ee) “Recipient” has the meaning set forth in the preamble and/or its Affiliates receiving the Transition Services.

(ff) “Regulatory Authorities” has the meaning set forth in Section 7.1.

(gg) “Representative Sample Testing” means the testing performed by Recipient on the functionality of a subset of the Novation Subject Contracts file to ensure the transactional operation of the contracts, once migrated to the Target System will function as intended under the terms of such contracts.

(hh) “Responding Party” has the meaning set forth in Section 9.4.

(ii)  “Sales Taxes” has the meaning set forth in Section 5.2(a).

(jj) “Security Incident” has the meaning set forth in Section 8.3.

(kk) “Security Regulations” means a party’s and its Affiliates’ system security policies, procedures, and requirements.

(ll) “Separation” means activities reasonably required to complete the segregation and extraction necessary to separate the Books and Records and data and systems primarily used in connection with the Novated Contracts from the environment and systems of Provider and its Affiliates, on the terms and subject to the conditions of this Agreement.

(mm) “Service Coordinator” has the meaning set forth in Section 3.3.

(nn) “Severity 1”: shall mean a failure of one or more critical functions or operations (a reported Defect) that may negatively impact the normal completion of the function or operation, may cause a negative impact or unintended impairment of a Novation Subject Contract, may cause reputational harm and has no acceptable workaround or manual operation.

(oo)  “Special Project” means any project or service that Recipient requests Provider to provide that Provider has agreed in writing to provide in accordance with 02, which service does not fall within the definition of Policy Conversion Services or Post-Novation Services.

(pp) “Special Project Fees” has the meaning set forth in Section 5.1.

(qq) “Subcontractors” has the meaning set forth in Section 2.5.

(rr) ”Systems” means systems, computers, software (including any source code or executable or object code), servers, networks, workstations, routers, hubs, switches, voice or data communication lines, intranet, data, data centers, test environments, back-up of all of the foregoing and all other information technology, whether tangible or intangible, infrastructure, including interfacing infrastructures, databases, and related facilities.

(ss) “Target Test System” has the meaning set forth on Exhibit G.

(tt) ”Terminating Party” has the meaning set forth in Section 6.4.

(uu) “Termination Date” has the meaning set forth in Section 6.1.

(vv) “Transition Services” means (a) the Policy Conversion Services, (b) the Post-Novation Services, and (c) Special Projects. For the avoidance of doubt, prior to the applicable Novation Date, the Transition Services will also include all such services for any Novation Subject Contract that remains eligible to become a Novated Contract in accordance with the Assumption Reinsurance Agreement in preparation for such contract becoming a Novated Contract.

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(ww) “TSA Committee” has the meaning set forth in Section 3.5(b).

(xx)  “VAT” has the meaning set forth in Section 5.2(a).

Section 1.2 Other Definitional Provisions.

(a)  For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.

(b)  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)  The term “including” means “including but not limited to.”

(d)  All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require.

(e)  Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document, or section as amended, modified, or supplemented (including any successor section) and in effect from time to time.

(f)  All terms defined in this Agreement shall have the defined meaning when used in any Exhibit or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE II

TRANSITION SERVICES

Section 2.1 Transition Services. The Provider shall provide (or cause to be provided) to Recipient in connection with the Migration of administration of Novated Contracts to the Recipient the Transition Services in accordance with the terms and conditions of this Agreement and any terms specific to any Transition Service set forth on Exhibit A or Exhibit I, as applicable, commencing on the dates and continuing for the periods set forth in accordance with Section 6.1. All Transition Services provided by the Provider will be provided at Provider’s expense, except for Special Projects, the fees for which will be determined in accordance with Section 2.2. On or before the date that is three (3) months following the end of the calendar year immediately following the first Novation Date, the Parties shall discuss Exhibit I in good faith and amend or supplement Exhibit I as necessary or appropriate. If the Recipient and Provider, acting together in good faith, determine that a service is reasonably necessary in order to complete the Separation and Migration, but was not listed on Exhibit A, excluding Excluded Services and services involving customizing data and records related to the Novated Contracts to meet the specific requirements of the Recipient’s or one of its Affiliates’ (or service providers’) environments or infrastructure (an “Additional Service”), such Additional Service shall be provided by the Provider under this Agreement without requiring the payment of additional fees by the Recipient in respect of such Additional Service, provided that it shall be in the Provider’s sole discretion to choose to use one or more third party service providers in connection with such Additional Service. As soon as reasonably practicable after receipt of such notice and in any event within thirty (30) days of such notice, Provider and Recipient shall apply the Change Control process set forth in Exhibit F to determine the terms applicable to the provision of such Additional Service under this Agreement, including with regard to how the Additional Service may impact the timelines of other Transition Services, and the Provider shall otherwise shall provide the Additional Service on the same terms, conditions and service levels as the other Policy Conversion Services provided hereunder, as applicable. Any Additional Service shall be documented in writing by the Parties as an amendment to Exhibit A, and shall be included in the Transition Services. Recipient acknowledges that the addition of Additional Services may impact the timelines for other Transition Services.

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Section 2.2 Special Projects. Recipient may request that Provider provide a Special Project, which request must include a description of the services required to be performed in conjunction with such Special Project. The Recipient and Provider shall, as soon as reasonably practicable, but in any event within fifteen (15) days after the date of receipt of such request, apply the Change Control process set forth in Exhibit F, wherein, in addition to any requirements under Exhibit F, the parties shall discuss the fees and estimated timing for performance of such Special Project; provided that any fees for a Special Project shall be provided At-Cost or such lesser amount as may be agreed upon by the Parties and the Provider shall reach a decision of whether to provide such services within thirty (30) days of receiving the request; provided further, that the first $25,000 aggregate in any calendar year, accrued At-Cost amount for Special Projects shall be provided by Provider to Recipient free of charge. Subject to the foregoing, Provider may, at any time after receiving Recipient’s request but before commencing performance of any services in conjunction with the Special Project, provide notice to Recipient of its decision not to accept such Special Project, in which case Provider shall have no further obligation under this Agreement with respect to such Special Project. Provider shall consider any request for a Special Project in good faith and shall use commercially reasonable efforts to provide the applicable Special Project and Provider shall not reject a Special Project request if it can reasonably provide such services. After applying the Change Control process set forth in Exhibit F, if the Parties agree in writing on such proposal, including the fees for any Special Project and how the provision of the Special Project may impact timelines for other Transition Services, within thirty (30) days after the Parties so agree in writing, Provider shall perform (or cause to be performed) such Special Project in accordance with the terms set forth in such proposal and the terms of this Agreement. Recipient acknowledges that the addition of Special Projects may impact the timelines for other Transition Services.

Section 2.3 Scope of Services. Except as set forth hereunder or otherwise agreed by the Provider and Recipient, in no event shall the Provider be obligated to provide any Transition Service to Recipient for any purpose other than to prepare for and facilitate, on a transitional basis, the transition of administration of the Novated Contracts to Recipient and Recipient’s ability to completely administer the Novated Contracts in accordance with their terms upon Novation. In no event shall Provider be obligated to provide to Recipient any Excluded Services.

Section 2.4 Consents. Notwithstanding any provision of this Agreement to the contrary, if the provision of any Transition Service as contemplated by this Agreement requires the consent, license or approval not previously obtained of any third party that is a service provider of the Provider, the Provider shall use commercially reasonable efforts to obtain, as promptly as reasonably possible, after the date of this Agreement, such consent, license, or approval. The Provider shall be responsible for all costs associated with obtaining such consent, license or approval, required by a service provider for Recipient’s access to or use of such service provider’s services in connection with a Transition Service (excluding Special Projects). If the Provider is unable to obtain the aforementioned consents, licenses or approvals, then until such time as such consent, license or approval is obtained, the parties shall, and shall cause each of their respective Affiliates to, provide a lawful and commercially reasonable alternative arrangement to provide Recipient with such Transition Service. If the parties are unable to obtain any necessary consent, license or approval for a Transition Service or to find a lawful and commercially reasonable alternative arrangement for the provision of such Transition Service or to find a lawful and commercially reasonable alternative arrangement for the provision of such Transition Service, then Provider shall have no obligation to provide, or liability under this Agreement arising from the failure to provide any such Transition Service or any other Transition Service that is dependent on such Transition Service due to any such failure. The Provider hereby represents and warrants to the Recipient that the provision of the Transition Services listed on Exhibits A and I as of the date hereof do not require the consent, license or approval of or from any third party (including any of its Affiliates) or Governmental Authority. For the avoidance of doubt, if Provider voluntarily initiates a change to a current outsourcing or subcontracting arrangement the Parties are relying on for provision of a Transition Services, Provider shall still in any event be obligated to provide such Transition Service, or a lawful and commercially reasonable alternative arrangement in accordance with this Agreement.

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Section 2.5 Performance of Services. The Provider may outsource or subcontract the provision of any Transition Service (a) to any Affiliate of the Provider (provided that Provider provides written notice to Recipient prior to its implementation of such outsourcing or subcontracting) or (b) with the prior written consent of Recipient, such consent not to be unreasonably withheld, conditioned or delayed, any third party vendors (each, a “Subcontractor”); provided that, in each case, (x) the Provider shall remain responsible for compliance with the applicable service standard set forth in Section 3.1, and (y) no such outsourcing or subcontracting shall relieve the Provider from any of its obligations and liabilities hereunder. For the avoidance of doubt, Recipient may reasonably withhold consent if such third party vendor declines or refuses to provide a consent, license or approval necessary for Provider to provide the such Transition Service to Recipient. The Provider shall bear all costs for the use of any third party vendor Provider uses to outsource or subcontract a Transition Service to a third party vendor, including any termination fee or third party consent fee in respect thereof, unless otherwise expressly agreed by Recipient.

Section 2.6 Cooperation; Business Readiness.

(a)  Recipient undertakes and shall cause its Affiliates to undertake to (1) reasonably cooperate with Provider and its Affiliates to receive the Transition Services, (2) reasonably cooperate with Provider and its Affiliates in carrying out its obligations set forth in the Exhibits hereto, and (3) comply with applicable Laws in connection with their receipt of Transition Services.

(b)  Provider undertakes and shall cause its Affiliates to undertake to (1) reasonably cooperate with Recipient and its Affiliates to provide the Transition Services, (2) reasonably cooperate with Recipient and its Affiliates in carrying out its obligations set forth in the Exhibits hereto, and (3) comply with applicable Laws in connection with their provision of Transition Services.

(c)  If Recipient or its Affiliates fail to reasonably cooperate with Provider and its Affiliates as required pursuant to Section 2.6(a) and such failure directly prevents Provider from providing a Transition Service, then Provider shall provide written notice to Recipient detailing its failure to reasonably cooperate pursuant to Section 2.6(a), and Provider shall not be responsible for any resulting delays or failures to provide such Transition Service in accordance with the terms of this Agreement (including pursuant to Section 3.1). If Recipient or its Affiliates has not remedied any of the foregoing failures identified by Provider within five (5) days of its receipt of such written notice (nor, during such five-day period, shall Provider be responsible for any such delays or failures), Provider shall have no obligation to provide, or liability under this Agreement arising from the failure to provide, any such Transition Service, or any other Transition Service that is dependent on such Transition Service, due to any such failure of the Recipient, until such failure is remedied. After a failure has been remedied, Recipient shall promptly resume cooperation in accordance with Section 2.6(a) so that the provision of any affected Transition Service can be provided by the Provider in accordance with the terms of this Agreement (including pursuant to Section 3.1).

Section 2.7 Certification. No later than the end of the calendar quarter immediately prior to date the first Policyholder Notice is to be mailed, Recipient shall certify in writing to the Provider (i) that Recipient has met or exceeded the Certification Criteria set forth on Exhibit D, and (ii) that Recipient is not aware of any material deficiency in its ability to fully transition the administration of Novated Contracts to the Recipient (the “Certification”). For the avoidance of doubt, such certification shall be provided only once in connection with the Novations.

Section 2.8. Balancing, Reconciliation of Values and Defect Resolution. To facilitate the data Migration and Representative Sample Testing which will occur as part of the Policy Conversion, the parties shall cooperate to ensure that the Certification Criteria set forth on Exhibit D are met. The parties shall cooperate to identify and remediate any Defects encountered during any testing in connection with the Representative Sample Testing or data Migration in accordance with the terms set forth on Exhibit G.

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ARTICLE III

SERVICE LEVELS; SERVICE COORDINATORS; TSA COMMITTEE

Section 3.1 Quality of Services.

(a)  Provider shall provide the Transition Services (1) in a workmanlike and diligent manner, but in no event using less than reasonable care, provided that, for the Policy Conversion Services, Recipient acknowledges that Provider does not normally perform Policy Conversion Services for third parties, (2) using a standard of care and policies and procedures generally that are, in the aggregate, at least as stringent with respect to the Novated Contracts as that employed by the Provider to administer the Novation Subject Contracts prior to Novation and its other similar businesses, and (3) in all material respects in accordance with the terms and conditions of the Novated Contracts and applicable Laws, including the maintenance by the Provider of all permits from Governmental Authorities necessary to perform the Transition Services. In the event the Provider fails to provide any particular Transition Service in accordance with the standards and requirements of this Agreement, including those above, then the Recipient may give the Provider written notice thereof. Upon receipt of such notice, Provider shall reperform such Transition Service at no cost to Recipient.

(b)  If Recipient provides the Provider with written notice of the occurrence of any performance of one or more Transition Services that falls below the standard required by Section 3.1(a), subject to Section 2.6(c), the Provider shall rectify such shortfall as soon as reasonably possible, but in no event later than ten (10) Business Days after the Provider’s receipt of such notice. If the Provider is unable to rectify a shortfall to Recipient’s reasonable satisfaction within this time, then either Recipient or the Provider may request that such shortfall be referred for resolution pursuant to Section 3.4.

(c)  Notwithstanding Section 3.1(a), the Provider may, from time to time, reasonably supplement, modify, upgrade, substitute or otherwise alter any Transition Service in a manner consistent with supplements, modifications, upgrades, substitutes or other alterations made for similar services provided or otherwise made available by the Provider to itself or its Affiliates (“Change”), including taking any physical or information security measures with respect to such Transition Service; provided that such Change shall not decrease in any material respect the level of quality or availability of such Transition Service; provided further that, the Provider shall provide Recipient with reasonable advance written notice of the implementation of the Change.

Notwithstanding the foregoing, if a Change is required by applicable Law or is in response to an imminent or reasonably determined threat of a Security Incident, the Provider may make any and all changes to the Transition Service necessary to comply with applicable Law and any changes thereto or to respond to such imminent Security Incident; in each case provided the Provider uses reasonable commercial efforts to provide alternative substantially equivalent services to Recipient and provided further, that the Provider shall provide Recipient such reasonable advance written notice as may be practicable of the implementation of any such Change.

(d)  The Provider need not provide any Transition Service if (1) it is not permitted to do so by applicable Law, or (2) the provision of such Transition Service would breach any contractual obligations to a third party (other than contractual obligations addressed under Section 2.5); provided that in each case, Provider uses reasonable commercial efforts to provide alternative substantially equivalent services to Recipient.

Section 3.2 Policies. Recipient’s Personnel with access to Provider’s or its Affiliates’ Systems, shall follow Provider’s standard policies and procedures that are reasonably required for Recipient’s receipt of a Transition Service. A failure of Recipient’s Personnel to act in accordance with this Section 3.2 that prevents the Provider from providing a Transition Service shall relieve the Provider of its obligation to provide such Transition Service until such time as the failure has been cured; provided that, such policies and procedures have been provided in advance to Recipient in writing.

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Section 3.3 Service Coordinators. The Provider and Recipient shall each nominate a representative to act as the primary contact person with respect to the performance of the Transition Services (each, a “Service Coordinator”). Unless otherwise agreed upon by the parties, the parties shall direct all communications relating to this Agreement and the Transition Services to the Service Coordinators and their agreed upon delegates. The initial Service Coordinators for the Provider and Recipient, including their contact information, are set forth on Exhibit K. Either party may replace its Service Coordinator at any time by providing notice in accordance with Section 11.3. The Service Coordinator and any successor or delegate shall have an educational background, experience, skills, authority, and other qualifications necessary to perform his or her assigned duties.

Section 3.4 Dispute Resolution. In the event a dispute arises between the parties under this Agreement, negotiations shall be conducted between the parties’ respective Service Coordinators and any necessary subject matter experts within five (5) Business Days following a written request from any party (“Level One Negotiations”). The parties shall cause their respective Service Coordinators to use commercially reasonable efforts and work together in good faith to resolve any disagreements or disputes between the parties as expeditiously as possible. If the Service Coordinators are unable to resolve the dispute within ten (10) Business Days after the parties have commenced Level One Negotiations, then either party may request face to face or telephonic negotiations between a senior executive of Recipient and a senior executive of the Provider, which shall be conducted within five (5) Business Days of such request (“Level Two Negotiations”). If such executives are unable to resolve the dispute within five (5) Business Days after the parties have commenced Level Two Negotiations, any unresolved dispute arising out of the interpretation, performance, or breach of this Agreement, including the formation or validity thereof, shall be resolved pursuant to Section 11.6.

Section 3.5 Cooperation, TSA Committee, Separation and Migration Plan.

(a)  The parties agree and acknowledge that the objective of the parties in relation to Transition Services is the preparation for and timely migration of administration of the Novated Contracts by Recipient in a state such that Recipient is capable of properly and completely administering the Novated Contracts prior to the first Novation Date of any Novated Contract.

(b)  As soon as reasonably practicable after the date hereof, the parties shall establish, at each party’s own respective costs, a joint migration and transition committee to oversee and manage implementation of the Transition Services (the “TSA Committee”), led by the Service Coordinators and comprising an equal number of suitable representatives nominated by the Provider and Recipient, such representatives to have the requisite skills, knowledge and experience to discuss, coordinate and make arrangements to give effect to the Transition Services. Any decision by the TSA Committee shall require the approval of at least one nominee of Recipient and one nominee of the Provider. The TSA Committee shall be the primary forum through which the Provider and Recipient will work together to plan and implement the Transition Services and shall meet on a regular basis as appropriate to this end.

(c)  Each party shall carry out their respective obligations relating to the Transition Services as provided in the Exhibits hereto.

ARTICLE IV PROPERTIES

Section 4.1 Title to Properties. Subject to Section 5.3 of the Assumption Reinsurance Agreement, all Systems, data, facilities, and other resources owned by a party, its Affiliates or third parties used in connection with the provision or receipt of the Transition Services, as applicable, shall remain the property of such party, its Affiliates or third parties.

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Section 4.2 Ownership of Intellectual Property; License. Any Intellectual Property owned by a party, its Affiliates or third party vendors used in connection with the provision or receipt of the Transition Services, as applicable, shall remain the property of such party, its Affiliates, or third party vendors. Each party grants, and shall cause its Affiliates to grant, to the other party and its Affiliates a royalty-free, non-exclusive, non-transferable, fully paid-up license in the jurisdictions where Transition Services are provided or received, as applicable, during the term of this Agreement, to use the Intellectual Property owned by such party or its Affiliates only to the extent necessary for the other party and its Affiliates to provide or receive the Transition Services, as applicable. Other than the license granted to a party and its Affiliates pursuant to the preceding sentence, the Assumption Reinsurance Agreement, and any other agreement executed in connection to the Assumption Reinsurance Agreement, neither party nor its Affiliates shall have any right, title or interest in the Intellectual Property owned by the other party or its Affiliates.

ARTICLE V

FEES, COSTS, AND EXPENSES

Section 5.1 Fees. Except as otherwise specifically provided in this Agreement, regardless of whether any or all of the transactions contemplated by this Agreement are consummated, each Party shall bear its and its Affiliates’ respective direct and indirect fees, costs, and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including, all such fees, costs, and expenses of its and its Affiliates’ respective representatives. Each Party shall bear its and its Affiliates respective direct and indirect fees, costs, and expenses incurred in connection with the provision of the Policy Conversion Services and Post-Novation Services. Notwithstanding the foregoing, in consideration of the provision of the Special Projects, Recipient shall pay to Provider the fees agreed to between the Parties for the Special Projects (the “Special Project Fees”) in accordance with the terms of this Agreement.

Section 5.2 Taxes.

(a) The Provider shall be entitled to invoice and collect from Recipient, and Recipient shall timely pay or reimburse to the Provider, an additional amount equal to all state, local and foreign sales Tax, value added Tax (“VAT”), goods and services Tax and similar Tax with respect to the provision of the Special Projects (other than the Provider’s own personal property taxes and taxes based on its own income or profits or assets) (“Sales Taxes”). The Provider shall timely remit any Sales Taxes to the appropriate Tax authorities and, upon Recipient’s written request, shall provide Recipient with a receipt or other documentation evidencing such payment, including the amount paid and the applicable Tax authorities to which payment was made. Recipient shall timely pay to the appropriate Tax authorities any Sales Taxes that are not required by applicable Law to be, and are not, charged by the Provider to Recipient with respect to the provision of the Special Projects. Each party hereto shall be responsible for any interest, damages or penalties or other charges imposed as a result of such party’s failure to timely remit such Sales Taxes to the appropriate Tax authorities. If Provider becomes entitled to a refund or credit of Sales Taxes previously paid or reimbursed by Recipient pursuant to this Section 5.2(a), any such refunded or credited amounts (including, if any, interest received thereon) shall be promptly paid over to Recipient. Recipient shall have the sole right to control, contest, resolve and defend against any matters relating to Sales Taxes for which it is responsible pursuant to this Section 5.2, provided that Recipient shall not settle such matters without Provider’s consent (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) includes a complete and unconditional release of the Provider from all liability in respect of such matter (B) does not subject the Provider to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Provider. Each party hereto shall use commercially reasonable efforts to (i) minimize the amount of any Sales Taxes, and (ii) cooperate with the other party in providing any information or documentation that may be reasonably necessary to minimize such Sales Taxes or obtain such exemptions or reductions

(b) Notwithstanding Section 5.2(a) each party hereto shall pay and be responsible for its own personal property taxes and taxes based on its own income or profits or assets. Each of Provider and Recipient has provided to the other party, on or before the date hereof, two (2) accurate, complete and

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signed originals of IRS Form W-9. To the extent permitted or required by applicable Law, and from time to time thereafter, each of the Provider and Recipient shall deliver revised or additional copies of such forms (or successor forms) to the other party at any time such forms become inaccurate or otherwise become obsolete or upon the written request of the other Party.

Section 5.3 Payment Terms. Provider shall bill the Recipient monthly, within thirty (30) Business Days after the end of each month, or at such other interval specified with respect to a particular Special Project, an amount equal to the aggregate Special Project Fees due for all Special Projects provided in such month or other specified interval, as applicable, plus any Sales Taxes. Invoices shall be directed to the Services Coordinator appointed by Recipient or to such other person designated in writing from time to time by Recipient. Recipient shall pay such amount in full within thirty (30) Business Days after receipt of each invoice by wire transfer of immediately available funds to the account designated by the Provider for this purpose in the applicable invoice. If the last day of such time period falls on a weekend or a holiday, the Recipient shall pay such amount on or before the following Business Day. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Sales Taxes, for each Special Project during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment, if any payment is not received by Provider on or before the date such amount is due, then a late payment interest charge, calculated at a two percent (2.0%) per annum rate, shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement and provided for in the applicable invoice. The Parties shall cooperate to achieve an invoicing structure that minimizes Taxes (including Sales Taxes and withholding taxes) for both Parties, including by implementing a local to local invoicing structure where applicable. Any objection to the amount of any invoice shall be deemed to be a dispute hereunder subject to the provisions set forth in Section 3.4.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term of Transition Services. With respect to each of the Transition Services, (1) for Policy Conversion Services, the term thereof, with respect to any individual Novation Subject Contracts, shall not extend beyond the applicable Novation Date; (2) for Post-Novation Services, the term thereof will be, for any individual Novation Subject Contract, for a period commencing as of the applicable Novation Date, unless a different date is specified as the commencement date on Exhibit I, and continue until [12] months following the applicable Novation Date, unless a different date is specified as the termination date on Exhibit I (either, a “Termination Date”), and (3) for any Special Project, the term will commence on the beginning date specified in the separate mutual agreement of the parties with respect to such Special Project and end on the earlier of (x) the date of completion of such Special Project or (y) the end date specified in the separate mutual agreement of the Parties, in each case, unless terminated sooner pursuant to Section 6.4. For the avoidance of doubt, the parties agree that any timelines or dates for delivery set forth on Exhibit B are not binding on either party.

Section 6.2 Intentionally Omitted.

Section 6.3 Term of Agreement. This Agreement shall terminate upon the earlier of (a) termination or expiration of the term of the final remaining Transition Service and (b) termination in accordance with Section 6.4; provided, that no such termination shall affect any rights or obligations of either party accruing prior to such termination.

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Section 6.4 Termination of Agreement.

(a)  Termination for Cause. This Agreement may be terminated by Recipient (the “Terminating Party”) upon written notice to the Provider (which notice, in case of material breach, shall specify the basis for such claim for breach), if: (1) the Provider materially breaches this Agreement and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof; or (2) the Provider files for bankruptcy, is the subject of an involuntary filing for bankruptcy, makes a general assignment for the benefit of creditors, becomes or is declared insolvent, or a receiver is appointed for, or a court approves reorganization proceedings on, such party.

(b)  Early Termination. If Recipient wishes to terminate a Transition Service on a date that is earlier than the Termination Date, Recipient shall notify the Provider in writing of the proposed date on which such Transition Service shall terminate (the “Early Termination Date”), at least thirty (30) days prior to the Early Termination Date. Effective on the Early Termination Date, such Transition Service shall be discontinued and thereafter, this Agreement shall be of no further force and effect with respect to such Transition Service, except as to obligations accrued prior to the Early Termination Date and except as provided under Section 6.6.

Section 6.5 Effect of Termination. Upon any termination or expiration of this Agreement or any Transition Service provided hereunder:

(a)  Each party shall, and shall cause its Affiliates to, as soon as practicable, return to the other party any equipment and other property of the other party, its Affiliates and their respective third party service providers that is in the party’s or its Affiliates’ possession or control (and, in case of termination of a specific Transition Service or Transition Services, only the equipment and other property that is used only in connection with the provision or receipt of such Transition Services);

(b)  Subject to Section 5.3 of the Assumption Reinsurance Agreement each party shall, and shall cause its Affiliates to, within ninety (90) days after any such termination or expiration, at its cost, use commercially reasonable efforts to deliver, destroy or permanently delete, all Confidential Information of the other party received hereunder, held by it or its Affiliates or its or their Personnel, including any copies and embodiments thereof and shall, upon written request, certify compliance with the foregoing to the other party (and, in case of termination of a specific Transition Service or Transition Services, only the Confidential Information that is used in connection with the provision or receipt of such Transition Services); provided, that each party may retain copies of Confidential Information of the other party that is required to be retained by applicable Law, the party’s record retention policies or any audit requirements or that are created pursuant to any automated archiving or back-up procedures pursuant to a party’s ordinary course back-up procedures, so long as in each case, such Confidential Information is kept confidential as required under this Agreement and is used for no other purpose.

(c)  The license granted by the second sentence of Section 4.2 shall terminate (and, in case of termination of a specific Transition Service or Transition Services, only to the extent such license was necessary for the provision or receipt of such Transition Services and not other Transition Services).

Section 6.6 Survival. The following Articles and Sections shall survive the termination or expiration of this Agreement, including the rights and obligations of each party thereunder: Article I, Section 2.6, Section 3.4; Section 4.1; the first sentence of Section 4.2; Section 6.5; and this Section 6.6, Article IX, Article X; Article XI (except for Section 11.1).

ARTICLE VII

AUDIT RIGHTS

Section 7.1 Audit Rights. Provider shall maintain, and shall cause its Affiliates and Subcontractors to maintain, true and correct records of all receipts, invoices, reports, and other documents relating to this Agreement in accordance with their respective standard accounting practices and procedures. Provider shall afford, and shall cause its Affiliates and Subcontractors to afford, Recipient and its designated representatives upon reasonable advance written notice and during normal business hours, reasonable

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access to review and audit the records of Provider and its Affiliates and Subcontractors, as applicable, relating to the performance or receipt, as applicable, of the Transition Services and for Recipient’s tax, accounting, regulatory or other lawful purposes. Notwithstanding the foregoing, Recipient’s business operations are audited regularly by various government agencies having supervisory and regulatory authority with jurisdiction over Recipient (collectively, the “Regulatory Authorities”). Accordingly, upon at least forty-eight (48) hours advance notice (or less if required by applicable Law), any such Regulatory Authority with such authority may require reports from and perform onsite inspections of the Provider, its Affiliates or Subcontractors and the Provider shall, and shall cause its Affiliates and Subcontractors to, cooperate with and provide such reports and provide onsite access to such Regulatory Authority, during regular business hours, sufficient to enable Regulatory Authorities to confirm that the Provider and its Affiliates and Subcontracts are meeting all applicable regulatory and other legal requirements which they are required to comply with in connection with performance of their obligations to Recipient under this Agreement.

Section 7.2 Non-Disclosure Agreements. To the extent that any third party proprietor of information or software to be disclosed or made available to Recipient in connection with performance of the Transition Services requires a non-disclosure agreement as an express condition of such third party’s consent to use the same for the benefit of Recipient or to permit Recipient access to such information or software, Recipient shall have the right to negotiate the terms of such non-disclosure agreement and shall promptly execute (and shall cause its Personnel to promptly execute, if required) any such non-disclosure agreement as negotiated or agreed with the third party on an as-needed basis.

ARTICLE VIII

ACCESS AND SECURITY

Section 8.1 Access. Subject to Section 7.1 and Section 8.4, each party shall, and shall cause its Affiliates to, provide the other party, its Affiliates and their respective Personnel access to such party’s and its Affiliates’ facilities and Personnel but only as reasonably necessary for the delivery or receipt of the Transition Services hereunder, as applicable.

Section 8.2 Work Policy. If the Personnel of a party or its Affiliates, in providing or receiving the Transition Services, as applicable, visit or work at a site or facility of the other party or its Affiliates, such party shall cause such Personnel to comply with the other party’s and its Affiliates’ Security Regulations applicable to such site or facility; provided that such Security Regulations are provided in advance to the other party in writing. Except as otherwise agreed to by the parties, each party’s and its Affiliates’ Personnel shall observe the working hours, working rules, and holiday schedules of the other party and its Affiliates while working on the premises of the other party. Each party and any of its Affiliates that accesses any data belonging to the other party shall comply with a written information security program that includes: (a) administrative, technical, and physical safeguards that are designed to protect the security, confidentiality, and integrity of the other party’s data; and (b) commercially reasonable disaster recovery, business continuity, incident response, backup and recovery, and security plans and procedures.

Section 8.3 Security Breaches. In the event that either party or its Affiliate discovers (a) any material breach of its Security Regulations or of the Systems used to provide the Transition Services or (b) any breach of its Security Regulations that involves or may reasonably be expected to involve unauthorized access, disclosure, or use of the other party’s Confidential Information and/or Systems (each of (a) and (b), a “Security Incident”), such party shall, at its cost, (1) promptly, but no later than seventy-two hours (or such shorter period of time as may be required by applicable Law) (both orally, via email (if to Recipient, such email should be sent to venerableincidents@venerable.com, and if to Provider, such email should be sent to privacyoffice@equitable.com), if practicable, and in any event in writing) notify the other party of the Security Incident and (2) fully cooperate with the other party (i) to take commercially reasonable measures necessary to control and contain the security of such Confidential Information, (ii) to remedy any

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such Security Incident, including using commercially reasonable best efforts to identify and address any root causes for such Security Incident, (iii) to furnish full details of the Security Incident to and keep such other party advised of all material measures taken and other developments with respect to such Security Incident, (iv) in any Action with third parties or in connection with any regulatory, investigatory or other action of any Governmental Authority and (3) in notifying the other party’s customers and Personnel and other Persons of the Security Incident to the extent reasonably requested by the other party.

Section 8.4 Systems Security.

(a)  If the Provider, Recipient, their Affiliates or their respective Personnel receive access to any of the other party’s or its Affiliates’, as applicable, Systems in connection with provision of or receipt the Transition Services, the accessing party or its Personnel, as the case may be, shall comply with all such other party’s and its Affiliates’ Security Regulations; provided that such Security Regulations are provided in advance to the other party in writing; further provided that, if a Security Regulation requires the other party to obtain any support or maintenance services, upgrade, enhance or otherwise modify its Systems, then, upon the election of that party, both parties shall reasonably cooperate and use commercially reasonable efforts to modify the provision or receipt of Transition Services, as applicable, in order to obviate the applicability of the Security Regulations. Neither party will knowingly tamper with, compromise, or circumvent any security or audit measures employed by such other party.

(b)  Each party shall, and shall cause its Affiliates to (1) ensure that only those of its Personnel who are specifically authorized to have access to the Systems of the other party or its Affiliates gain such access and (2) take reasonable commercial steps to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Personnel regarding the restrictions set forth in this Agreement, and implementing and maintaining commercially reasonable physical, technical, and administrative safeguards with respect to Non-Public Personal Information and as otherwise required by applicable Law.

(c)  The Provider and Recipient shall, and shall cause their respective Affiliates to, access and use only those Systems of the other party and its Affiliates, and only such data and information within such Systems, to which they have been granted the right to access and solely for the use permitted by the other party. Any party and its Affiliates shall have the right to suspend access by Personnel of the other party or its Affiliates to such first party’s or its Affiliates’ Systems, after prior written notice and consultation with the other party, in the event the party reasonably believes that such Personnel pose a security concern to a System. Any suspended access shall be promptly reinstated after the security concern is abated and if reinstatement would not reasonably be expected to result in the same security concern.

Section 8.5 Viruses. (a) The Provider shall use its commercially reasonable efforts consistent with its past practice, but in no event less than industry standard practices and (b) Recipient shall use its commercially reasonable efforts consistent with their respective past practices, but in no event less than industry standard practices, in each case that are designed to prevent the introduction or coding of viruses or similar items into the Systems of the other party. In the event a virus or similar item is introduced into the Systems of a party, whether or not such introduction is attributable to the other party (including such other party’s failure to perform its obligations under this Agreement), the other party shall, as soon as practicable, use its commercially reasonable efforts to assist such party in reducing the effects of the virus or similar item, and if the virus or similar item causes a loss of operational efficiency or loss of data, upon such party’s request, work as soon as practicable to contain and remedy the problem and to restore lost data resulting from such virus or similar item.

Section 8.6 Software. Except as authorized by this Agreement, pursuant to a Transition Service, or by a party’s express written consent, each party shall not and shall cause its Affiliates and their Personnel not to, copy, modify, reverse engineer, decompile or in any way alter the software of the other party

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Section 8.7 System Upgrades. Except as otherwise expressly set forth or contemplated in this Agreement, the Exhibits to this Agreement, the Assumption Reinsurance Agreement, or any other agreement executed in connection with the Assumption Reinsurance Agreement, the Provider shall not be required to purchase, upgrade, enhance or otherwise modify any Systems used by Provider as of the date hereof in connection with administration of the Novation Subject Contracts, or to provide any support or maintenance services for any Systems that have been upgraded, enhanced or otherwise modified from the Systems that are used in connection with the administration of the Novation Subject Contracts as of the date hereof.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Non-Disclosure. Neither party shall, nor any of their respective Affiliates shall, make the other party’s Confidential Information available in any form to any third party or use such Confidential Information for any purpose other than exercising its and their Affiliates respective rights and perform their respective obligations under this Agreement. Each party shall, and shall cause its Affiliates to, hold each other’s Confidential Information in strict confidence and to take commercially reasonable steps to ensure that Confidential Information is not disclosed, distributed, or used in breach of this Agreement. Without limiting the foregoing, each party shall take the same precautions employed to protect such party’s own Confidential Information, but in no event less than the due diligence and care a reasonable person would be required to use, to prevent the Confidential Information of the other party from being disclosed, distributed, or used, in whole or in part, by any person in breach of this Agreement. Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Article IX and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party may seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement, and there shall be a rebuttable presumption that the non-breaching party may seek such injunctive relief without the posting of any bond or security.

Section 9.2 Disclosure to Personnel. Notwithstanding the obligations set forth in Section 9.1, a party or its Affiliates may disclose any Confidential Information received from the other party to their respective Personnel who have a need to know such Confidential Information solely for the purposes of the receiving party performing its obligations or exercising its rights hereunder, and who are bound by appropriate non-disclosure obligations to protect the received Confidential Information from unauthorized use and disclosure that are at least as protective of the obligations under this Agreement. The receiving party shall take appropriate actions by instruction, agreement or otherwise, with its Personnel who are permitted access to the disclosing party’s Confidential Information or any part thereof in accordance with this Agreement, to inform them of this Agreement and obtain their compliance and agreement with the terms expressed herein.

Section 9.3 Exceptions. The obligation of confidentiality under this Agreement does not apply to a party’s Confidential Information that (a) is or becomes a part of the public domain through no fault or wrongdoing of the other party, (b) was in the other party’s lawful possession prior to the disclosure (which the other party can reasonably demonstrate) and had been obtained by the other party either directly or indirectly from the disclosing party, (c) is lawfully disclosed to the other party by a third party without restriction on disclosure, or (d) is independently developed by the other party without access, use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the other party’s possession. The foregoing exceptions do not apply to Non-Public Personal Information.

Section 9.4 Disclosure Required by Law. This Article IX will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by applicable Law or valid order of a court or other Governmental Authority; provided, that a party who has been subpoenaed or otherwise compelled by an applicable Law or court order to disclose Confidential Information (the

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“Responding Party”) shall first have, to the extent legally permissible, given reasonable prompt written notice to the other party of the receipt of any subpoena or other request or order for such disclosure to permit the other party, at such other party’s sole cost and expense, to seek an appropriate protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the subpoena or order was issued and protecting against any unnecessary disclosure or dissemination. If the other party is unable to obtain or does not seek a protective order and the Responding Party is legally required to disclose such Confidential Information, the Responding Party will disclose only that portion of the requested Confidential Information that it is required to disclose.

Section 9.5 Processing of Non-Public Personal Information. A party’s processing of the other party’s Non-Public Personal Information under this Agreement shall only be used as contemplated and set forth in this Agreement and in compliance with all applicable Law, and each party shall enter into any additional data transfer and processing agreements, as applicable, to allow for the lawful transfers and processing of the other party’s Non-Public-Personal Information in its possession or control in any applicable jurisdiction in connection with, or relating to, this Agreement and/or to implement any additional measures required under applicable Law.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by the Provider. Subject to the limitations set forth in this Article X, the Provider (the “Provider Indemnifying Party”) agrees to indemnify, defend and hold harmless Recipient, its Affiliates and any of their directors, officers, employees, successors and permitted assigns (collectively, the “Recipient Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by a Recipient Indemnified Party to the extent based upon or arising from or related to (a) the Provider, its Affiliates’ and any of their subcontractors or any of its or their respective employees’, officers or’ directors’ fraud, gross negligence or willful misconduct related to this Agreement (including the provision of the Transition Services); (b) any actual or alleged infringement, misappropriation, or violation of a third party’s Intellectual Property rights (“IP Claims”) arising out of Provider’s supply of the Transition Services during the term of this Agreement; and/or (c) any material breach by Provider, its Affiliates or any of their subcontractors, of any of their obligations under this Agreement, which remains uncured for more than thirty (30) days after Provider has received written notice of such breach from Recipient.

Section 10.2 Indemnification by Recipient. Subject to the limitations set forth in this Article X, Recipient (the “Recipient Indemnifying Party”) agrees to indemnify, defend and hold harmless the Provider, its Affiliates and its and their directors, officers, employees, successors and permitted assigns (collectively, the “Provider Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by a Provider Indemnified Party to the extent based upon or arising from or related to (a) Recipient’s, its, Affiliates’ and any of their subcontractors’, or any of their respective employees’, officers’ or directors’ fraud, gross negligence or willful misconduct related to this Agreement and/or (b) any material breach by Recipient, its Affiliates or any of their subcontractors, of any of their obligations under this Agreement, which remains uncured for more than thirty (30) days after Recipient has received written notice of such breach from Provider.

Section 10.3 Exclusive Remedy; Indemnification Procedures. The parties acknowledge and agree that, except (a) as provided in Section 11.16, (b) other equitable remedies that cannot be waived as a matter of law, or (c) in the event that a party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed a fraud, with the intent to deceive or mislead any other party, regarding such party’s representations, warranties, covenants or other agreements set forth in this Agreement, the provisions set forth in Section 10.1 and 10.2 of this Agreement, as applicable, shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach,

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nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement. Notwithstanding anything to contrary in this Agreement, the indemnification to be provided under this Article X shall be governed by the applicable procedures referenced in Section 9.3 of the Coinsurance Agreement.

Section 10.4 Applicability of Assumption Reinsurance Agreement; No Double Recovery. If an Indemnified Party is indemnified for any Losses under Article VII of the Assumption Reinsurance Agreement, such Indemnified Party shall not be entitled to indemnification with respect to such Losses pursuant to Section 10.1 and Section 10.2 of this Agreement.

Section 10.5 Disclaimer. Except for the representations, warranties and covenants expressly made in this Agreement and the Assumption Reinsurance Agreement and any documents executed pursuant thereto, (I) THE PARTIES DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, AND (II) ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY EACH PARTY. PROVIDER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO THE ACCURACY, COMPLETENESS, OR RELIABLITY OF ANY DATA OR INFORMATION ON WHICH POLICY CONVERSION SERVICES ARE PERFORMED, OR THAT ARE PROVIDED UNDER THIS AGREEMENT; PROVIDED THAT NOTHING HEREIN SHALL RELIEVE THE PROVIDER FROM ANY OF ITS ASSUMING COMPANY EXTRA-CONTRACTUAL OBLIGATIONS AS SET FORTH IN THE ASSUMPTION REINSURANCE AGREEMENT.

Section 10.6 Limitations.

(a)  EXCEPT AS OTHERWISE SET FORTH HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOST REVENUES THAT THE OTHER PARTY MAY INCUR BY REASON OF ITS HAVING ENTERED INTO OR RELIED UPON THIS AGREEMENT, OR IN CONNECTION WITH ANY OF THE TRANSITION SERVICES PROVIDED HEREUNDER OR THE FAILURE OR TERMINATION THEREOF, REGARDLESS OF THE FORM OF ACTION IN WHICH SUCH DAMAGES ARE ASSERTED, WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME, EXCEPT (1) ANY LOSSES TO BE INDEMNIFIED UNDER SECTION 10.1 OR SECTION 10.2; (2) FOR CLAIMS BASED ON A BREACH OF ARTICLE VIII OR ARTICLE IX; AND (3) FOR CLAIMS BASED ON FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b)  SUBJECT TO SECTION 10.6(C) BELOW, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER PARTY AND ITS AFFILIATES UNDER THIS AGREEMENT EXCEED FIVE MILLION U.S. DOLLARS ($5,000,000) EXCEPT FOR (I) CLAIMS BASED ON A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND (II) THIRD PARTY CLAIMS THAT ARE INDEMNIFIABLE PURSUANT TO SECTION 10.1 OR SECTION 10.2.

(c)  SEPARATE AND APART FROM THE LIMITATION SET FORTH IN SECTION 10.6(B), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR DAMAGES OR CLAIMS ARISING FROM OR RELATING TO (I) A PARTY’S MATERIAL BREACH OF ITS OBLIGATIONS HEREUNDER SUCH THAT THE PARTIES ARE UNABLE TO TRANSITION ADMINISTRATION OF NOVATION SUBJECT CONTRACTS TO RECIPIENT OR (II) ANY DIRECT CLAIMS BETWEEN THE PARTIES ARISING FROM OR RELATING TO A BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 9.5 (INCLUDING INDEMNIFIED CLAIMS PURSUANT TO SECTION 10.1 OR SECTION 10.2), IN EACH CASE IN AN AMOUNT IN EXCESS OF $20,000,000.

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(d)  NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE ASSUMPTION REINSURANCE AGREEMENT OR ANY OTHER AGREEMENT EXECUTED PURUSANT THERETO (OTHER THAN THIS AGREEMENT).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Force Majeure. In the event that either party is wholly or partially prevented from, or delayed in, performing its obligations under this agreement, including, with respect to Provider, providing one or more Transition Services by reason of the following events beyond the reasonable control of the party relying on the event: acts of God, fire, explosion, epidemics or pandemics (or new outbreaks or mutations thereof, other than COVID-19), war, acts of terrorism, cyberattack, nuclear disaster, natural disaster, strike or labor dispute, other than involving a party’s own workforce, or riots (each, a “Force Majeure Event”), the affected party shall promptly give notice of any such Force Majeure Event to the other party and shall indicate in such notice the effect of such event on its ability to perform hereunder and the anticipated duration of such event. The affected party shall be excused from its obligations to the extent limited by such Force Majeure Event during such period the Force Majeure Event continues, and to the extent Provider is the affected party, Recipient shall not be obligated to pay for any Transition Services not delivered. During the duration of a Force Majeure Event, the affected party shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. The affected party shall not be excused from performance if it fails to use reasonable diligence to remedy the situation and remove the cause and effect of the Force Majeure Event. The Termination Date for the affected Transition Service shall automatically be extended by an additional period of time equal to the length of the interruption to the Transition Service caused by such Force Majeure Event and the Termination Date for the affected Transition Service shall automatically be extended by an additional period of time equal to the length of the interruption of such Transition Service caused by such Force Majeure Event, not to exceed sixty (60) days.

Section 11.2 Status of Parties. This Agreement is not intended to create, nor will it be deemed or construed to create, any relationship between the Provider and Recipient other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither the Provider nor Recipient shall be construed to be the employer of the other.

Section 11.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile and email transmission) and shall be given:

(a)	if to the Provider:

Equitable Financial Life Insurance Company
1290 Avenue of the Americas
New York, NY 10104
Attention: Service Coordinator identified in Exhibit K

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

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Attention: John M. Schwolsky
Tel: (212) 728-8232
Email: jschwolsky@willkie.com

and

Elizabeth B. Bannigan
Tel: (212) 728-8135
E-mail: ebannigan@willkie.com

(b)	if to the Recipient:

Venerable Insurance and Annuity Company
1475 Dunwoody Drive

West Chester, PA 19380
Attention: Service Coordinator identified in Exhibit K

and

Timothy Brown
Tel: 610-249-9521

Email: Timothy.Brown@venerable.com

with a copy (which shall not constitute notice) to:

or such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.4 Entire Agreement. This Agreement, the Assumption Reinsurance Agreement, and any other agreement executed in connection with the Assumption Reinsurance Agreement, and the Exhibits and Schedules hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

Section 11.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.6 Submission to Jurisdiction.

(a)  Recipient, for itself and on behalf of its Affiliates, and the Provider hereby irrevocably and unconditionally submits for themselves and their property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

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(b)  Any such Action may and shall be brought in such courts and Recipient, for itself and on behalf of its Affiliates, and the Provider irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c)  Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.3.

(d)  Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.7 Governing Law. This Agreement, and the formation, termination, or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.

Section 11.8 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.

Section 11.9 Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Unless otherwise provided herein, neither this Agreement, nor any right or obligation hereunder, may be assigned by either of the parties (in whole or in part) without the prior written consent of the other party hereto; provided, however, a party, upon written notice to the other party, may assign (a) this Agreement in whole as part of a corporate reorganization, consolidation or merger and (b) to any controlled Affiliate all or a portion of its rights and obligations hereunder (including becoming a party to this Agreement), in each case without the consent of the other party, and provided in each case that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 11.10 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under any applicable Law, the remaining terms and provisions of this Agreement shall be unimpaired and shall remain in full force and effect. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that provision shall, be replaced by a valid, legal, and enforceable provision that comes closest to the intent of the parties underlying the invalid, illegal or unenforceable provision.

Section 11.11 Interpretation.

(a)  The parties acknowledge and agree that, except as specifically provided herein and in accordance with Section 11.6, they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

(b)  This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting construction or interpretation against the party drafting or causing the drafting of the provision in question.

Section 11.12 No Third-Party Beneficiaries. Other than the rights granted to the Indemnified Parties under Section 10.1 and Section 10.2, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

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Section 11.13 Non-Solicitation. Each Party agrees that, during the term of this Agreement, and for a period of twelve (12) months from the expiration or earlier termination of this Agreement, neither it nor any of its Affiliates will, directly or indirectly, solicit for employment any employee of the other Party or any of such other Party’s Affiliates who is involved in the provision or receipt of Transition Services hereunder, as applicable; provided that nothing contained herein shall prevent a Party or any of its Affiliates from soliciting any person (a) by means of a general media advertisement that is not specifically targeted at any employees of the other Party or any of such other Party’s Affiliates; (b) by means of a search firm not directed to target any employees of the other Party or any of such other Party’s Affiliates; and/or (c) whose employment relationship with such other Party or any of such other Party’s Affiliates was terminated by such other Party or such other Party’s Affiliate prior to the commencement of employment discussions between the soliciting Party or any of its Affiliates and such person.

Section 11.14 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

Section 11.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 11.6 having jurisdiction, such remedy being in addition to any other remedy to which either party may be entitled hereunder or at law or in equity. Each of the parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief in connection with this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Stephen Scanlon
Name:	Stepehn Scanlon
Title:	Signatory Officer

VENERABLE INSURANCE AND ANNUITY COMPANY

By:	/s/ Lindsey Bollinger
Name:	Lindsey Bollinger
Title:	Chief Implementation Officer